Exhibit 5.01

September 15, 2008

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am Vice President and General Counsel of Xcel Energy Inc. (the “Company”) and, as such, I and the attorneys that I supervise have acted as counsel for the Company in connection with the issuance and sale of up to 17,250,000 shares of common stock, par value $2.50 per share, of the Company, which includes up to 2,250,000 shares that may be issued upon exercise of the Underwriters’ (as defined below) over-allotment option (the “Shares”), and associated common stock purchase rights (the “Rights” and, together with the Shares, the “Securities”), pursuant to the Underwriting Agreement, dated as of September 9, 2008 (the “Underwriting Agreement”), entered into by and among the Company and Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. (together, the “Underwriters”).

I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the By-Laws of the Company, the Registration Statement on Form S-3 (File No. 333-134660), as amended by Post-Effective Amendment No. 1 (the “Registration Statement”), pursuant to which the Securities are to be issued, such corporate action in connection with the issuance of the Securities as have occurred as of the date hereof and such other documents, records and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing and the assumptions that follow, I am of the opinion that:

1.                                     The Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.                                     When issued in accordance with the Stockholder Protection Rights Agreement, dated December 13, 2000 (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent, the Rights will be validly issued.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.  The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof.  By rendering this opinion, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to may name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Michael C. Connelly
Michael C. Connelly
Vice President and General Counsel